Exhibit  23.5

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The  Board  of  Directors
Nettaxi,  Inc.


We hereby consent to the use of our report, in the Registration Statement on the Form S-1, dated March 16, 1999, except for matters discussed in Note 2 for which the date is June 5, 1999, relating to the balance sheets of Nettaxi, Inc. as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for the period from October 23, 1997 (date of incorporation) to December 31, 1997 and for the year ended December 31, 1998.

     We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-1.


/s/  BDO  Seidman,  LLP
BDO  Siedman,  LLP
San  Jose,  California
August  5,  1999